CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2006

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Clean Energy and Power Solutions Inc.

We have audited the accompanying consolidated balance sheet of Clean Energy and Power Solutions Inc. (A Development Stage Company) and its subsidiary as of July 31, 2006 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period March 14, 2006 (Date of Inception) to July 31, 2006.  These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clean Energy and Power Solutions Inc. and its subsidiary as of July 31, 2006 and the results of its operations and its cash flows for the period from March 14, 2006 (Date of Inception) to July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern.  As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
September 28, 2006	CHARTERED ACCOUNTANTS

CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

July 31, 2006

(Stated in U.S. Dollars)

ASSETS

Current
Cash	$ 25,053
Amounts receivable – Note 4	49,592
Prepaid expenses – Note 7	80,903

155,548
Plant and equipment – Note 5	137,231

$ 292,779

LIABILITIES

Current
Accounts payable and accrued liabilities	$ 15,907
Due to related party – Note 6	425,303

441,210

STOCKHOLDERS’ DEFICIENCY

Capital Stock – Note 9
Authorized:
75,000,000	common shares, par value $0.001 per share
Issued and outstanding:
30,765,477	common shares	30,766
Additional paid-in capital	3,514
Accumulated other comprehensive loss	(5,249)
Deficit accumulated during the development stage	(177,462)

(148,431)

$ 292,779

Nature and Continuance of Operations – Note 1

Commitments – Notes 7 and 8

SEE ACCOMPANYING NOTES

CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

for the period from March 14, 2006 (Date of Inception) to July 31, 2006

(Stated in U.S. Dollars)

Expenses
Depreciation	$ 5,731
Interest – Note 7	3,514
Office and administration	21,192
Organizational costs	1,250
Professional fees	12,123
Research and development	60,866
Salaries and consulting fees – Note 7	72,786

Net loss for the period	(177,462)

Other comprehensive loss:
Foreign currency translation adjustment	(5,249)

Comprehensive loss for the period	$ (182,711)

Basic and diluted loss per share	$ (0.01)

Weighted average shares outstanding	24,501,657

SEE ACCOMPANYING NOTES

CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

for the period from March 14, 2006 (Date of Inception) to July 31, 2006

(Stated in U.S. Dollars)

					Deficit
				Accumulated	Accumulated
			Additional	Other	During the
	Common Stock		Paid-in	Comprehensive	Development
	Shares	Amount	Capital	Loss	Stage	Total

Capital stock issued:
For cash – at $0.001	28,765,477	$ 28,766	$ -	$ -	$ -	$ 28,766
Pursuant to a technology acquisition agreement – at $0.001	2,000,000	2,000	-	-	-	2,000
Imputed interest	-	-	3,514	-	-	3,514
Foreign currency translation adjustment	-	-	-	(5,249)	-	(5,249)
Net loss for the period	-	-	-	-	(177,462)	(177,462)

Balance, July 31, 2006	30,765,477	$ 30,766	$ 3,514	$ (5,249)	$ (177,462)	$ (148,431)

SEE ACCOMPANYING NOTES

CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

for the period from March 14, 2006 (Date of Inception) to July 31, 2006

(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$ (177,462)
Items not affecting cash:
Depreciation	5,731
Imputed interest	3,514
Research and development	2,000
Changes in non-cash working capital balance related to operations:
Amounts receivable	(49,592)
Prepaid expenses	(80,903)
Accounts payable and accrued liabilities	15,907

Cash flows used in operating activities	(280,805)

Cash Flows from Investing Activity
Acquisition of plant and equipment	(143,210)

Cash flows used in investing activity	(143,210)

Cash Flows from Financing Activities
Issuance of common shares	28,766
Due to related party	425,303

Cash flows provided by financing activities	454,069

Foreign currency translation adjustment	(5,001)

Increase in cash during the period	25,053

Cash at beginning of period	-

Cash at end of period	$ 25,053

Non-cash Transaction – Note 10

SEE ACCOMPANYING NOTES

CLEAN ENERGY AND POWER SOLUTIONS INC.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2006

(Stated in U.S. Dollars)

Note 1

Nature and Continuance of Operations

Organization

Clean Energy and Power Solutions Inc. (the “Company”) was incorporated on May 12, 2006 in the State of Nevada.

By agreement dated May 22, 2006, Clean Power Technologies Inc. (formerly Sphere of Language) (“Sphere”) agreed to issue 30,765,377 common shares for all the issued and outstanding common shares of Clean Power Technologies Inc. (“CPTI”), a privately held company, incorporated on March 14, 2006 in the State of Nevada,  developing a project for a gas/steam or diesel/steam hybrid technology.  CPTI has incorporated a wholly-owned subsidiary, Clean Power Technologies Limited, (“CPTL-UK”) a company based in Great Britain and incorporated on May 10, 2006, to carry on all its research and development.  CPTI and the Company merged on June 20, 2006 with the Company being the surviving entity.

On April 24, 2006 CPTI entered a research and development agreement to fund all future costs for research, development, patenting, licensing and marketing for an alternative hybrid fuel technology that combines diesel and steam and gas (petrol) and steam technologies for a 100% ownership of the technology and any associated intellectual rights – Note 7.

On July 10, 2006 the Company became a wholly owned subsidiary of Sphere, a publicly traded Nevada corporation.

Operations

All of the operations of the Company are presently undertaken by the Company’s wholly-owned subsidiary, CPTL-UK.  The Company’s goal is to develop two vehicles to prove their concept, the first vehicle will be a prototype to demonstrate the technology and the second vehicle will be an engineered vehicle to be unveiled to the auto industry.

Note 1

Nature and Continuance of Operations – (cont’d)

Operations – (cont’d)

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At July 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $177,462 since its inception, has a working capital deficiency of $285,662 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2

Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are stated in US dollars except where disclosed.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgement.  Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, CPTL-UK.  All inter-company transactions have been eliminated.

Note 2

Summary of Significant Accounting Policies – (cont’d)

Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards No. 7.  The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced.  All losses accumulated since inception has been considered as part of the Company’s development stage activities.

Plant, Equipment and Depreciation

Plant and equipment is recorded at cost.  Depreciation has been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives on a straight-line basis over four years for vehicle and machinery, five years for office equipment, two years for computers and three years for leasehold improvements.

Impairment of Long-lived Assets

The Company reports the impairment of long-lived assets and certain intangibles in accordance with Statement of Financial Accounting Standards (“FAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  Certain long-lived assets and identifiable intangibles held by the Company are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Accordingly, the impairment loss is recognized in the period it is determined.

Foreign Currency Translation

The Company’s Subsidiary’s functional currency is British Pound.  The functional currency of the Company is the United States Dollar.  Accordingly, assets and liabilities of CPTL-UK are translated into US dollars at the exchange rate in effect at the balance sheet date and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.  Translation adjustments arising from the use of differing exchange rates from period to period are included in the accumulated other comprehensive gain (loss) account in Stockholders’ Equity.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses would be included in the Statement of Operations.

Note 2

Summary of Significant Accounting Policies – (cont’d)

Basic Loss Per Share

The Company reports basic loss per share in accordance with the FAS No. 128, “Earnings Per Share”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Fully diluted earnings per share are not presented because they are anti-dilutive.  At the end of the period presented, the Company had no other common stock equivalents.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), Disclosure About Fair Value of Financial Instruments.  SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value.  The carrying amount of the Company’s cash, accounts payable and accrued liabilities and due to related party approximate their estimated fair values due to their short-term maturities.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income taxes

The Company is subject to United States and Nevada state income taxes.  The Company’s subsidiary, CPTL-UK, is subject to taxes in the United Kingdom.  Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

Research and Development Costs

Research and development costs are expensed in the year in which they are incurred.

New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 3

Business Combinations

On May 22, 2006 the shareholders of CPTI entered into an Agreement and Plan of Merger (the “Agreement”) with Sphere and its wholly owned subsidiary, the Company, both companies having been incorporated pursuant to the laws of the State of Nevada.

CPTI and Sphere’s wholly-owned subsidiary have an officer in common.

The terms of the agreement require the shareholders of CPTI to surrender their 30,765,377 shares in CPTI in exchange for Sphere issuing 30,765,377 common shares.  CPTI and the Company shall merge with the Company being the surviving entity.

The closing of the transactions contemplated in the Agreement were undertaken as follows:

-

On June 12, 2006 Sphere completed a forward split of its common shares on the basis of four common shares for each one share held.

-

On June 13, 2006 Sphere changed its name to Clean Power Technologies Inc.

-

On June 20, 2006 the merger of the Company with CPTI was completed.

-

On June 29, 2006 certain of the shareholders of CPTI tendered 28,038,247 common shares pursuant to the Agreement.

-

On July 10, 2006, all of the remaining shareholders of CPTI tendered the remaining 2,727,130 common shares pursuant to the Agreement.

Note 4

Amounts Receivable

Amounts receivable of $49,592 consists solely of refundable tax credits for the Value Added Tax (“VAT”) paid on purchases with respect to the Company’s operations in the United Kingdom.  The Company files quarterly returns with respect to the VAT transactions.

Note 5

Plant and Equipment

	2006
		Accumulated
	Cost	Amortization	Net

Vehicle	$ 30,252	$ 1,563	$ 28,689
Machinery	73,848	2,240	71,608
Computer and office equipment	30,211	2,176	28,035
Leasehold improvement	8,899	-	8,899

	$ 143,210	$ 5,979	$ 137,231

Note 6

Due to Related Party

As of July 31, 2006 the Company owed $425,303 to a director of the Company for funds advanced for operations.  The advance is unsecured, bears no interest and has no fixed terms of repayment.

Note 7

Related Party Transactions – Note 3

On April 24, 2006 CPTI entered a research and development agreement to fund all future costs for research, development, patenting, licensing and marketing for an alternative hybrid fuel technology that combines diesel and steam and gas (petrol) and steam technologies for a 100% ownership of the technology and any associated intellectual rights with two directors and officers of CPTL-UK.  Under the terms of this Agreement, the Company agreed to retain one director as the Company’s project director at a fee of £3,000 (US$5,602) per month for a period of 36 months commencing May 2006 and the second director as the Company’s project manager at a fee of £6,000 (US$11,204) per month for a period of 36 months commencing May 2006.  During the period ended July 31, 2006, these directors of CPTL-UK received $56,274 for services rendered pursuant to management contracts.

Additionally under the terms of the above-noted Agreement, the Company agreed to fund all future costs for research, development, patenting, licensing and marketing of the Hystor Technology in exchange for the transfer of all rights and interests in technology to the Company.  As payment for this technology, the Company agreed to issue a total of 2,000,000 shares of its common stock at $0.001 and fund up to £2,000,000 (US$3,734,667) towards the development of the Hystor Technology.

On July 26, 2006, the CPTL-UK entered into a lease agreement with a director of CPTL-UK to lease the office and laboratory premises (see Note 8).

Included in prepaid expenses is $65,822 of prepaid rent expense to a director of CPTL-UK.

Interest expense has been imputed at 10% ($3,514) in respect to advances due to a director of the Company.

Subsequent to July 31, 2006, directors of CPTL-UK advanced $186,360 to the Company.

Note 8

Commitments

On July 26, 2006 CPTL –UK entered into a three year lease agreement for an office and research facility located in Newhaven, United Kingdom.  The lease expires on July 25, 2009.  The CPTL—UK lease calls for annual rent in the amount of $33,611 (£18,000) plus applicable taxes, and is payable quarterly.

Note 8

Commitments – (cont’d)

The Company is required to make minimum lease payments over the remaining term of the lease as follows:

Annual
Lease Period	Payment

Year ending July 31, 2007	$ 33,611
Year ending July 31, 2008	33,611
Year ending July 31, 2009	33,611

Total	$ 100,833

Note 9

Common Stock

On May 12, 2006, the Company issued 100 shares of common stock upon incorporation for cash consideration of $1.

On April 10, 2006, the Company issued 28,765,377 shares of common stock at $0.001 per share for cash consideration of $28,765.

On April 30, 2006, the Company issued 2,000,000 shares of common stock at $0.001 per share for a total value of $2,000 in respect of the acquisition of the Hystor Technology.

Note 10

Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows.  During the period ended July 31, 2006, the Company issued 2,000,000 shares of common stock at $0.001 per share for a total value of $2,000 in respect to the acquisition of the Hystor Technology.  This transaction has been excluded from the statement of cash flows.

Note 11

Deferred Tax Assets

At July 31, 2006, the Company has incurred non-capital losses in the United States totalling approximately $5,674 and non-capital losses in the U.K. totalling £145,674 which can be carried forward and applied against future taxable income.  The losses in the U.K. may be carried forward indefinitely and the losses in the United States expire as follows:

2026	$ 5,674

Note 11

Deferred Tax Assets – (cont’d)

At July 31, 2006, the significant components of the Company’s future income tax assets are as follows:

Total

Deferred Tax Assets
Non-capital losses carryforward	$ 44,288
Valuation allowance for deferred tax asset	(44,288)

$ -

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.